Exhibit

Calculation of Filing Fee Table

Schedule TO

(Form Type)

KKR Real Estate Select Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to be Paid	$73,630,164.53 (a)	0.00927%	$6,825.52 (b)

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$73,630,164.53

Total Fees Due for Filing			$6,825.52

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$6,825.52

(a)

Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of September 7, 2022, of $31.49. This amount is based upon the offer to purchase up to 2,338,247 shares of common stock, par value $0.01 per share, of KKR Real Estate Select Trust Inc.

(b)

Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022.